NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: May 5, 582004

CONTACT: Steven R. Williams - (304) 842-3597 http://www.petd.com

Petroleum Development Corporation Announces Record First Quarter Results

Production, Energy Prices and Drilling Activity Drive Increase

Bridgeport, West Virginia- Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that it recorded record first quarter earnings of $8.4 million, or $0.52 per share (diluted). This was a 75% increase from earnings of $4.8 million in the first quarter of 2003 ($0.30 per share).

	Three Months Ended March 31,
	2004	2003
Revenues	$71,048,500	$53,994,400
Income before income taxes	$13,186,600	$7,454,700
Net income	$8,439,400	$4,796,100
Basic earnings per share	$ .53	$ .31
Diluted earnings per share	$ .52	$ .30
Weighted average common shares outstanding	15,861,897	15,725,755
Weighted average common and common equivalent shares outstanding	16,304,526	15,998,584

Steven R. Williams, CEO of Petroleum Development Corporation, said, "We are pleased to report these excellent results for the first quarter of 2004. The single most important factor was higher oil and natural gas production, up nearly 64% compared to the first quarter of 2003. Increased drilling revenue from our public drilling programs, strong results from our natural gas marketing group, and higher oil and natural gas prices also played key roles in the record results."

Operations

Strong sales of drilling partnerships in the fourth quarter of 2003 provided a $50.5 million advance for 2004 drilling projects. The Company utilized $29.5 million to drill a total of 42 wells in Colorado during the first quarter, including 30 wells in Wattenberg Field and 12 wells in the Piceance Basin. All of the wells were successful except for one Wattenberg Field well that has been plugged. At the end of the first quarter approximately $21 million of drilling advances remained to fund operations in future periods. The Company's first 2004 partnership closed on May 3, 2004 with approximately $30 million in subscriptions and will add to funds available for development in the second and third quarters. Three additional partnerships with total maximum subscriptions of $70 million are planned for 2004. The Company purchases a 20% interest in each partnership.

In addition to drilling the Company also continued its Codell recompletion program in Wattenberg Field, treating another 8 wells during the first quarter. The Company plans to continue this program throughout 2004. During the first quarter the Company was able to obtain regulatory approval to drill wells on its northeast Colorado properties (NECO) which consist primarily of the properties purchased from Williams in 2003, on 40 acre spacing, down from the original spacing of 80 acres. The Company is planning some additional development on those properties later this year.

Oil and natural gas production for the first quarter increased to 3.25 billion cubic feet equivalent (Bcfe) from 1.98 Bcfe in the first quarter of 2003 (an increase of 64%) and 3.14 Bcfe in the fourth quarter of 2003 (an increase of 3.5%). All of the increase was attributable to the Rocky Mountains Region where the Company's drilling, development and acquisition activities have been focused for the past several years. The Rocky Mountains Region production increased 138% compared to the year earlier period, while production in the Appalachian Basin declined 8.8% and Michigan production declined 9.1%.

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Oil and gas sales also benefited from higher prices for both oil and natural gas compared to the first quarter of 2003. In the first quarter of 2004 the Company sold its natural gas for an average price of $4.91 per thousand cubic feet (Mcf), compared to $4.49 per Mcf in the first quarter of 2003. Similarly the average price of oil this year was $31.84 per barrel (Bbl) compared to $26.02 in the first quarter of 2003. The following table summarizes the production and pricing by region for the first quarters of 2003 and 2004.

	Three Months Ended March 31, 2004			Three Months Ended March 31, 2003
		Natural	Natural Gas		Natural	Natural Gas
	Oil	Gas	Equivalents	Oil	Gas	Equivalents
	(Bbl)	(Mcf)	(Mcfe)	(Bbl)	(Mcf)	(Mcfe)
Appalachian Basin	1,204	457,218	464,442	802	504,562	509,374
Michigan Basin	1,151	443,962	450,868	1,832	485,228	496,220
Rocky Mountains	101,781	1,721,812	2,332,498	54,209	653,535	978,789
Total	104,136	2,622,992	3,247,808	56,843	1,643,325	1,984,383

Average Sales Price	$31.84	$4.91	$4.99	$26.02	$4.49	$4.46

Current Hedging of Commodity Transactions

The Company has entered into commodity-based derivative transactions to manage a portion of the exposure to price risk associated with its sales of oil and natural gas. During the first quarter of 2004 the Company had average production per month of 874,000 Mcf of natural gas and 35,000 Bbls of oil. The current positions in effect on the Company's share of production are shown in the following table:
	Floors		Ceilings
Month	Monthly Quantity Mmbtu	Contract Price	Monthly Quantity Mmbtu	Contract Price
NYMEX Based Hedges - (Appalachian and Michigan Basins)
Apr 2004 - Oct 2004	81,000	$4.00	81,000	$5.65
Apr 2004 - Oct 2004	122,000	$5.00	-	-
Apr 2005 - Oct 2005	122,000	$4.28	61,000	$5.00

Colorado Interstate Gas (CIG) Based Hedges (Piceance Basin)
Apr 2004 - Oct 2004	25,000	$3.20	25,000	$4.70
Apr 2004 - Oct 2004	25,000	$4.17	-	-
Apr 2005- Oct 2005	33,000	$3.10	16,000	$4.43

NYMEX Based Hedges (Williams acquisition)
Apr 2004 - Dec 2004	150,000	$4.50	-	-
Apr 2005 - Oct 2005	150,000	$4.26	75,000	$5.00

For the period from April, 2004 - December, 2004 the Company has 10,000 barrels of oil in its Wattenberg Field hedged at a price of $31.63 per barrel.

The Company's natural gas marketing segment had excellent results in the first quarter of 2004. With natural gas prices moderately higher than the first quarter of 2003, Riley Natural Gas (RNG), the Company's gas marketing subsidiary, increased revenues by 8.8% to $23.5 million compared to $21.6 million in 2003. The natural gas marketing margin for the quarter increased from $120,000 in 2003 to $601,000 in 2004.

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PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income

Three Months ended March 31, 2004 and 2003

(Unaudited)

	2004	2003
Revenues:
Oil and gas well drilling operations	$29,499,300	$21,497,500
Gas sales from marketing activities	23,457,400	21,605,100
Oil and gas sales	16,196,200	8,858,800
Well operations and pipeline income	1,837,500	1,648,300
Other income	58,100	384,700

	71,048,500	53,994,400

Costs and expenses:
Cost of oil and gas well drilling operations	25,355,700	17,675,800
Cost of gas marketing activities	22,854,700	21,482,700
Oil and gas production costs	3,906,100	2,721,700
General and administrative expenses	994,200	1,177,700
Depreciation, depletion, and amortization	4,507,700	3,245,600
Interest	243,500	236,200

	57,861,900	46,539,700

Income before income taxes and cumulative effect of change in accounting principle	13,186,600	7,454,700

Income taxes	4,747,200	2,460,000

Net income before cumulative effect of change in accounting principle	8,439,400	4,994,700

Cumulative effect of change in accounting principle (net of taxes of $121,700)	--	(198,600)

Net income	$8,439,400	$4,796,100

Basic earnings per common share before accounting change	$0.53	$0.32
Cumulative effect of change in accounting principle	-	(0.01)
Basic earnings per common share	$0.53	$0.31

Diluted earnings per share before accounting change	$0.52	$0.31
Cumulative effect of change in accounting principle	-	(0.01)
Diluted earnings per share	$0.52	$0.30

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Non-GAAP Financial Measure

The United States Securities and Exchange Commission has disclosure requirements for public companies concerning references to Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles.) Non-GAAP financial measures may be provided if the company explains the relevance of the information. The company must also reconcile the Non-GAAP financial measure to related GAAP information. "Adjusted Cash Flow" is a Non-GAAP financial measure provided by PDC in this earnings release. Adjusted Cash Flow is net income before deferred income taxes, depreciation, depletion, and amortization. PDC believes Adjusted Cash Flow is relevant because it is a measure of cash available to fund the company's capital expenditures and to service its debt. PDC also believes Adjusted Cash Flow is a valuable measure for estimating the value of the company's operations.

	Three months Ended March 31,
	2004	2003
Net income	$ 8,439,400	$ 4,796,100
Deferred income tax expense	2,786,600	1,659,000
Depreciation, depletion and amortization	4,507,700	3,245,600
Adjusted cash flow	$15,733,700	$ 9,700,700

10-Q and Quarterly Conference Call

The Company filed its Quarterly Report on Form 10-Q on May 5, 2004. You can access the report at the Company's website (https://www.petd.com/FONT>), or contact the Company for a paper copy. The Company invites you to join Steve Williams, Chief Executive Officer, and Darwin Stump, Chief Financial Officer, for a conference call on May 6, 2004 for a discussion of the results.

What: Petroleum Development First Quarter Earnings Conference Call

When: Thursday, May 6, 2004 at 11:00 a.m. Eastern Daylight Time

Where: http://www.petd.com

How: Live on the Internet - log on to the web address above or call 877-407-8033 for telephone participation.

Contact: Celeste Miracle, V.P. Investor Relations, Petroleum Development Corporation, (800) 624-3821

E-mail: c_miracle@petd.com

Please go to the website at least 15 minutes prior to the call and register, download and install any necessary audio software. If you are unable to listen to the live broadcast, an outline rebroadcast will be available shortly after the conclusion of the call.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas. The Company currently has operations in the Appalachian Basin, the Rocky Mountains and Michigan. The Company was added to the Russell 3000 Index of companies in 2003. It has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597